Exhibit 10.4

Summary of Non-Employee Director Compensation

(effective April 1, 2013)

We do not compensate for Board service any director who also serves as our employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business.

Each non-employee director receives quarterly payment (prorated as applicable) of the following cash compensation, as applicable:

•                        $75,000 annual retainer for service as a Board member;

•                        $17,500 annual retainer for service as Lead Director;

•                        $17,500 annual retainer for service as chairman of the Audit Committee;

•                        $15,000 annual retainer for service as chairman of the Compensation Committee;

•                        $10,000 annual retainer for service as chairman of the Nominating & Governance Committee; and

•                        $1,500 for each Board or committee meeting in excess of an aggregate of 12 that a director attends during each fiscal year.

In addition, we grant annually to those non-employee directors who are elected or reelected at each applicable shareholders’ meeting an equity award under our Amended and Restated 2007 Stock Incentive Plan with an estimated value of $125,000 on the grant date, as determined by Meridian using economic variables such as the trading price of our common stock, expected volatility of the stock trading prices of similar companies, and the terms of the awards. Sixty percent of this value consists of non-qualified stock options to purchase shares of our common stock (“Options”) and 40% consists of restricted stock units payable in shares of our common stock (“RSUs”). The Options will vest as to 25% of the Options and the RSUs will vest as to 33 1/3% of the award on each of the first four and three anniversaries of the grant date, respectively, in each case subject to the director’s continued service on our Board. Directors may elect to defer receipt of shares underlying the RSUs. Any new director appointed after the annual shareholders’ meeting but before February 1 of a given year, will receive a full equity award no later than the first regularly scheduled Compensation Committee meeting following the date on which he or she is appointed. Any new director appointed on or after February 1 of a given year but before the next annual shareholders’ meeting shall be eligible to receive the next regularly scheduled annual award.